Exhibit 10.26

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT, dated June 20, 2019 (this “Sublease”), is entered into by and between United HealthCare Services, Inc., a Minnesota corporation (“Sublandlord”), and Decibel Therapeutics, Inc., a Delaware corporation (“Subtenant”).

RECITALS

WHEREAS, Boylston West LLC, as landlord (“Landlord”), and Sublandlord, as tenant, are parties to that certain Lease, dated December 23, 2015 (the “Original Lease”) and amended by the July 13, 2016 First Amendment to Lease (the “First Amendment” and, as so amended, the “Lease”), for certain premises consisting of approximately 151,300 rentable square feet consisting of the entire eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors and a portion of the fourth (4th) and sixth (6th) floors (the “Premises”) in the building located at 1325 Boylston Street, Boston, Massachusetts (the “Building”) and further described in the Lease;

WHEREAS, a copy of the Lease is attached hereto as Exhibit A; and

WHEREAS, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, subject to Landlord’s Consent (as defined below), the Subleased Premises (as defined below) pursuant to the terms of this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

AGREEMENT

1. Capitalized Terms. Any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Lease.

2. Subleased Premises; Grant; Proportionate Share; Permitted Use. Sublandlord hereby subleases unto Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the Premises comprised of approximately 16,940 rentable square feet on the sixth (6th) floor of the Building, and identified on the attached Exhibit B (the “Subleased Premises”), together with the right to exercise in common with Sublandlord and others entitled thereto, Sublandlord’s right to use the common areas under the Lease necessary or appropriate to Subtenant’s use of the Subleased Premises. Sublandlord and Subtenant agree that, for purposes of calculation of Rent hereunder, the Subleased Premises contain 16,940 rentable square feet without regard to actual measurement.

3. “Subtenant’s Proportionate Share” is eleven and two tenths percent (11.20%), which is the quotient of 16,940 rentable square feet in the Subleased Premises divided by 151,300 rentable square feet in the Premises. Subtenant shall only use the Subleased Premises for the Permitted Use, and subject to the applicable terms of the Lease and to the terms of this Sublease. Sublandlord shall deliver the Subleased Premises to Subtenant in its as-is, where-is condition; provided, however, Sublandlord shall be obligated to deliver the space (i) in broom clean condition, (ii) free and clear of all tenants and occupants, and (iii) free of all of Sublandlord’s personal property, except as expressly set forth herein.

4. Term. The term of this Sublease (the “Term”) commences on Commencement Date and expires on January 31, 2027 (the “Expiration Date”) unless earlier terminated in accordance with the provisions of this Sublease. The “Commencement Date” is the later of (i) the date on which Sublandlord receives Landlord’s Consent (as defined below); or (ii) September 1, 2019; provided, however, that if the Commencement Date has not occurred by December 31, 2019, then this Sublease is automatically void ab initio unless, prior to December 31, 2019, the parties hereto expressly agree in writing to the contrary. The “Rent Commencement Date” is the date that is three (3) entire months after the Commencement Date (if any).

5. Rent. “Rent” is the sum of Gross Rent and Additional Rent, both as defined below. Subtenant agrees to pay to Sublandlord the total of the following sums as Rent for the Subleased Premises without delay, demand, notice or offset thereof or therefor:

5.1

“Gross Rent” in accordance with attached Exhibit C. Commencing on the Rent Commencement Date and thereafter for the remainder of the Term, Gross Rent is payable monthly in advance on the first day of each month with the first installment being payable in advance on the date that is five (5) business days after Subtenant receives a fully executed copy of this Sublease. Gross Rent is inclusive of, and Subtenant is not required to separately reimburse Sublandlord for, Subtenant’s Proportionate Share of Tax Excess and Operating Cost Excess, as defined in the Lease.

5.2	“Additional Rent” is all amounts, other than Gross Rent, payable by Subtenant under this Sublease.

5.3

If Subtenant fails to pay any Rent when due then, in addition to the Rent, Subtenant shall pay Sublandlord a late charge equal to five percent (5%) of the amount that was due to compensate for the administrative expense of monitoring and collecting Rent. In addition, if Sublandlord does not receive Rent within 10 business days after the date when Rent is due, Subtenant shall pay interest on the unpaid amount from the date when it was due until it is paid at an interest rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Sublandlord) plus two percent (2%), or (ii) the maximum applicable legal rate, if any.

5.4

Notwithstanding anything in this Sublease to the contrary, if the rent due under the Lease with respect to the Subleased Premises is abated in whole or in part during the Term pursuant to the terms of Sections 7.6, 14.1 and 14.3 of the Original Lease, or any other applicable provision of the Lease, then the Gross Rent due under this Sublease shall abate for the same period and to the same extent as the rent for the Premises is abated pursuant to such Sections 7.6, 14.1 and 14.3 of the Original Lease, or any other provision of the Lease, as applicable.

5.5	Subtenant shall pay all Rent to Sublandlord pursuant to the deposit instructions attached hereto as Exhibit D.

5.6

The Subleased Premises are separately metered for electricity in order to monitor usage of electricity in the Subleased Premises. Subtenant shall pay for all electricity charges shown on such meter directly to the supplier of the same. The Premises is separately metered for hot and chilled water in order to monitor usage of water in the Premises. Subtenant shall pay Sublandlord for Subtenant’s Proportionate Share based upon the amount billed to Sublandlord by Landlord for Subtenant’s water usage in the Subleased Premises. The Subleased Premises are served by the central HVAC system provided by Landlord, measured by one or more submeters. Subtenant shall be responsible for payment on an overtime basis for Landlord’s provision of HVAC to the Subleased Premises beyond the Normal Business Hours and on Holidays. Subtenant shall give Landlord written notice by 12:00 noon each Friday as to any such needs for the following Saturday, Sunday or Holiday.

6. Assumption of Obligations. Subtenant agrees to assume and perform, according to the terms of the Lease, all of the duties, covenants, agreements and obligations of Sublandlord under the Lease, as the same may be applicable to the Subleased Premises as if Subtenant were the tenant under the Lease, except as expressly provided herein and except for the duty to make payments to Landlord of rent and other charges.

6.1

Subtenant agrees that it will perform all maintenance, repair and replacement obligations under the Lease that are applicable to the Subleased Premises, and shall use, care for and maintain the Subleased Premises as required by the Lease.

6.2

Subtenant shall neither do nor permit anything to be done which would cause the Lease to be terminated or forfeited or any claims to accrue to the benefit of Landlord by reason of any right of termination or forfeiture reserved or vested in Landlord under the Lease, or any right for Landlord to claim damages under the Lease.

6.3

It is hereby understood and agreed that Subtenant’s rights to use, possess and enjoy the Subleased Premises are subject to the terms and conditions of the Lease and the rights and remedies of Landlord and Sublandlord thereunder.

6.4

Subtenant agrees to indemnify Sublandlord against, and to hold Sublandlord harmless from, any liability, damages, costs or expenses of any kind or nature, including court costs and reasonable attorneys’ fees, resulting from any failure by Subtenant to perform, keep and obey the terms of the Lease insofar as they are applicable to the Subleased Premises.

6.5

Subtenant shall obtain and maintain the same insurance with respect to Subtenant’s liability and property damage as Sublandlord is required to maintain pursuant to the Lease, and such insurance shall name Sublandlord as an additional insured, and also name Landlord as an additional insured. Subtenant shall, prior to the Commencement Date and in addition to the requirements regarding certificates of insurance set forth in the Lease, provide certificates of such insurance to Sublandlord and Landlord.

6.6

Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Section 6.6, all of the terms, covenants and conditions of the Lease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Lease shall refer to this Sublease; (ii) the term “Landlord” (and other defined terms containing the term “Landlord” or any derivative thereof) as used in the Lease, and subject to the limitations of Sublandlord’s responsibilities to Subtenant under the Lease set forth in Section 16 of this Sublease, shall refer to Sublandlord; (iii) the term “Tenant” (and other defined terms containing the term “Tenant” or any derivative thereof) as used in the Lease shall refer to Subtenant; (iv) the terms “Term” and “Original Lease Term” as used in the Lease shall refer to the Term defined herein; and (v) the term “Premises,” as used in the Lease shall refer to the Subleased Premises; and (vi) the term “Annual Fixed Rent” and “Monthly Fixed Rent” as used in the Lease shall refer to the Gross Rent due under this Sublease. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant. Notwithstanding the foregoing, the following provisions of the Lease are expressly not incorporated into this Sublease:

(a)	First Amendment Sections I(B), (C), (D) and (E); II; and IV; and

(b)	Original Lease:

i.	All reference to and provisions regarding “Tenant’s Work”, “Tenant’s Construction Representative”, “Landlord’s Contribution”, and “Landlord’s Fit Plan Contribution”;

ii.	Clauses (a) and (b) of Section 1.2;

iii.	The second paragraph and clauses (A) through (E) of Section 2.2;

iv.	Section 2.3;

v.	Section 2.4;

vi.	Section 2.5;

vii.	Section 3.2;

viii.	Section 4.2;

ix.	Section 4.3;

x.	Section 5.1;

xi.	Section 6.1;

xii.	Section 6.2;

xiii.	Section 7.4;

xiv.	Section 7.5;

xv.	The last sentence of the first paragraph of Section 8.1;

xvi.	Article X;

xvii.	Section 15.7;

xviii.	Section 16.5;

xix.	Section 16.9;

xx.	Section 16.18;

xxi.	Section 16.21;

xxii.	Section 16.29;

xxiii.	Section 16.31;

xxiv.	Second paragraph of Section 16.30; and

xxv.	Exhibits B-1, B-2, E-1, E-2, F, F-1, H, K, and L.

7. Title and Possession. Subject the provisions of Section 22 below, Sublandlord covenants and agrees that it has full right and authority to enter into this Sublease for the full Term hereof, and that Subtenant, so long as Subtenant is not in Default (as defined below), will have, hold and enjoy quiet possession of the Subleased Premises for the Term herein granted.

8. Sublease and Assignment. Except as otherwise permitted pursuant to Article XII of the Original Lease, as incorporated into this Sublease, Subtenant shall not assign this Sublease or further sublease any portion of the Subleased Premises voluntarily or by operation of law without the prior written consent of Sublandlord and Landlord, which consent Sublandlord shall not unreasonably withhold in the event Landlord consents to the same. Subtenant will not pledge its interest hereunder, or allow liens to be placed on such interest, or suffer this Sublease or any portion thereof to be attached or taken upon execution. No assignment or further subleasing, even with the consent of Sublandlord and Landlord, will relieve Subtenant from liability for payment of the Rent herein provided for or from the obligation to keep and be bound by all of the terms, conditions and covenants of this Sublease.

9. Damage, Destruction or Condemnation. In the event of damage or destruction of the Subleased Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease will terminate if the Lease is terminated as a result thereof, and the Rent payable hereunder will abate for as long as and in the same proportion as the Rent due from Sublandlord to Landlord under the Lease abates as a result thereof. If this Sublease is not so terminated, the provisions of the Lease with regard to restoration of the Subleased Premises shall control.

10. Mutual Release and Waiver of Subrogation. Notwithstanding any provision of this Sublease or the Lease to the contrary, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other and against Landlord, their agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Subleased Premises, or any improvements thereto, or the Building, or any improvements thereto, or any property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, provided that Subtenant will not be released to the extent that Sublandlord is not released from liability under the Lease, and each covenants that its insurers will hold no right of subrogation against such other party.

11. Alterations. The parties agree that Subtenant is taking the Subleased Premises as is, where is, and with all faults. Subtenant shall not make any alterations, additions or improvements to the Subleased Premises without the prior written consent of Landlord and Sublandlord, which consent Sublandlord shall not withhold in the event Landlord consents to the same. All alterations, additions and improvements that are approved must be made at Subtenant’s sole cost and expense and shall be completed in accordance with Article IX of the Original Lease. At the time Sublandlord and Landlord approves any of Subtenant’s alterations, additions or improvements, Sublandlord and Landlord shall notify Subtenant which of the subject alterations, additions or improvements shall be required to be removed by Subtenant at the end of the Term. If either Landlord or Sublandlord shall give such notice, Subtenant shall remove the same prior to the expiration of the Term in accordance with Section 14 hereof. Notwithstanding the foregoing or anything to the contrary contained in this Sublease, Subtenant shall not be obligated to remove any of Subtenant’s alterations, additions or improvements unless such alterations, additions or improvements are Atypical Improvements (as such term is defined in the Original Lease).

12. Default. Upon the occurrence of a Default, Sublandlord has all of the rights and remedies against Subtenant that would be available to Landlord against Sublandlord in the event of a default by Sublandlord under the Lease. The occurrence of any of the following shall constitute a material breach of this Sublease and a “Default” by Subtenant: (a) failure to pay Rent or any other amount within five (5) days after receipt of written notice from Sublandlord to Subtenant of such late payment (or Sublandlord having rightfully given the written notice specified herein to Subtenant twice in any twelve (12) month period, Subtenant shall fail thereafter in that twelve (12) month period to pay the Rent or any other monetary amount due under this Sublease on or before the date on which the same becomes due and payable); (b) all those items of default set forth in the Master Lease which remain uncured after the cure period provided in the Master Lease, less two (2) business days; and/or (c) Subtenant’s failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Lease as incorporated herein.

13. Notices. All notices and notifications under this Lease to be sent from one party to the other must be in writing and sent by a nationally recognized private carrier of overnight mail (e.g., Federal Express), with signature required upon delivery, to either party as set forth below. Each such communication is deemed to have been given to, or served upon, the party to which addressed one (1) business day after the date the same is deposited with the courier. Any party hereto may change its address for the service of notice hereunder by serving written notice hereunder upon the other party hereto, in the manner specified above, at least ten (10) days prior to the effective date of such change.

To Sublandlord:	United HealthCare Services, Inc. Lease Administration - MN008-W310 9900 Bren Road East Minnetonka, MN 55343

To Subtenant:

Decibel Therapeutics, Inc.

1325 Boylston Street, Suite 500

Boston, MA 02215

Attention: General Counsel

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Michelle C. Shea, Esq.

14. Surrender of Subleased Premises. Upon the expiration or earlier termination of the Term of this Sublease, Subtenant will quit and surrender possession of the Subleased Premises to Sublandlord in the condition required by Section 16.4(B) of the Original Lease; however, in no event shall Subtenant be obligated to remove any Furniture (as defined below) or restore any alterations or improvements currently existing in the Subleased Premises as of the Commencement Date. To the extent Subtenant’s property remains in the Subleased Premises after the expiration of the Term such property is deemed abandoned and Sublandlord has the right to remove and store the same at Subtenant’s cost, or to use assert control and ownership over the same. At least sixty (60), but not more than ninety (90), days prior to the Expiration Date, Subtenant shall submit a written notice to Sublandlord and Landlord (the “Surrender Condition Notice”) to schedule a joint inspection with Sublandlord and Landlord to inspect the Subleased Premises to identify the scope of work that Subtenant must complete, at Subtenant’s expense, to satisfy its surrender obligations under this section. If Subtenant either or both fails to deliver the Surrender Condition Notice to, or jointly inspect the Subleased Premises with, Sublandlord and Landlord, then Sublandlord’s and/or Landlord’s determination of the required work shall be dispositive.

15. Termination of Lease. It is understood and agreed by and between the parties hereto that the existence of this Sublease is dependent and conditioned upon the continued existence of the Lease, and in the event of the termination of the Lease, this Sublease automatically will be terminated; provided, however, that this provision will not be deemed to release Sublandlord from liability if the Lease is terminated by reason of a Default by Sublandlord as tenant under the Lease, which Default did not result, in whole or in part, from a Default by Subtenant hereunder. Subtenant will have no recourse against Sublandlord if the Lease is terminated by reason of a Default by Subtenant hereunder, or by any reason other than a Default by Sublandlord under the Lease.

16. Benefits of the Master Lease; Services. Sublandlord agrees that Subtenant shall be entitled to receive all services, utilities, repairs and restorations to be provided by Landlord to Sublandlord under the Lease with respect to the Subleased Premises. Except as expressly provided in this Sublease, Subtenant shall look solely to Landlord for all such services, utilities, repairs and restorations and shall not require Sublandlord to perform any such services, utilities, repairs and restorations. Subtenant acknowledges that Sublandlord will have no responsibilities or liability for Landlord’s failure to provide such services, utilities, repairs and restorations; except to the extent Sublandlord may interfere in the provision of such services, utilities, repairs and restorations by Landlord. Sublandlord will use commercially reasonable efforts to cause Landlord to comply with all obligations of Landlord under the Lease with respect to the delivery of services, utilities, repairs and restorations to the Subleased Premises, but will not be obligated to commence litigation in connection therewith.

With respect to the HVAC system within the Subleased Premises, Sublandlord specifically agrees to maintain at all times a service contract during the Term. If Sublandlord elects to provide its own janitorial services within the Premises, pursuant to Section 7.3 of the Original Lease, Sublandlord shall not make such election with respect to the Subleased Premises without Subtenant’s prior written consent. If Subtenant shall not consent to such election by Sublandlord, Sublandlord shall not elect to provide its own janitorial services with respect to the Subleased Premises so that Landlord shall not cease to provide janitorial services within the Subleased Premises. If Subtenant shall consent to such election by Sublandlord, and if upon Sublandlord’s exercise of such election Landlord ceases providing janitorial services within the Subleased Premises, Sublandlord shall provide such janitorial services within the Subleased Premises and such services shall be performed in compliance with the requirements set forth in Sections 9.2, 9.3 and 9.4 of the Original Lease, at no additional cost to Subtenant.

17. Waiver. A waiver by any Default, breach or failure under this Sublease will not be construed as a waiver of any subsequent or different Default, breach or failure.

18. Inspection. Sublandlord shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Subleased Premises during the Normal Business Hours (except at any time in the case of emergency) for the purposes of inspecting the condition of same. Notwithstanding the foregoing, except in the event of an emergency, Subtenant shall have the right to have a representative of Subtenant accompany Sublandlord at such times Sublandlord shall require access to the Subleased Premises; provided, however, if Subtenant’s representative is not available or does not elect to accompany Sublandlord at the times that Sublandlord has requested such access, then such unavailability shall not prohibit or otherwise restrict Sublandlord’s access to the Subleased Premises, and Sublandlord may access the Subleased Premises with or without Subtenant’s representative present.

19. Holding Over. Subtenant has no right to hold over after the expiration or earlier termination of the term hereof. Subtenant will indemnify Sublandlord for any costs incurred by Sublandlord as a result of its failure to deliver the Premises to Landlord upon the expiration of the term of the Lease and Subtenant is also liable to Sublandlord for Rent during such holdover at the rate of one hundred fifty percent (150%) of the Rent in effect as of the expiration of the Term of this Sublease. Acceptance by Sublandlord of Rent after such expiration or earlier termination will not constitute consent to a holdover hereunder or result in a renewal. The foregoing provisions of this section are in addition to, and will not limit, Sublandlord’s right of reentry or any other rights of Sublandlord hereunder or as otherwise provided by law.

20. Successors and Assigns. All of the terms, covenants, provisions and conditions of this Sublease are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21. Captions. The captions used on the sections of this Sublease are for convenience only, are not a part of this Sublease, and are not to be considered in the interpretation hereof.

22. Consent of Landlord. This Sublease is contingent upon approval by Landlord manifested by Landlord’s execution of a written consent hereto (“Landlord’s Consent”), which Landlord’s Consent must be in a form reasonably acceptable to Subtenant and must expressly state that Landlord agrees that this Sublease does not significantly alter or eliminate any of Sublandlord’s rights and options under the Lease, including, without limitation, signage rights, parking rights, and options to expand or contract the Premises, or extend or shorten the term of the Lease. Unless and until Landlord so consents in writing to this Sublease, this Sublease is of no force or effect, and the parties hereto have no liability or obligation to each other. Subtenant shall reimburse Sublandlord for any amounts charged by Landlord in connection with Landlord’s consenting to this Sublease, regardless if Landlord consents to this Sublease, and such reimbursable amounts are Additional Rent for purposes of this Sublease. Subtenant shall reimburse Sublandlord for those amounts within ten (10) days’ after receipt of Sublandlord’s written request therefor.

23. Relationship of Parties. This Sublease does not and will not create the relationship of principal and agent, or of partnership, or of joint venture, or of any other association between Sublandlord and Subtenant, the sole relationship between the parties hereto being strictly that of landlord and tenant.

24. Broker’s Warranty. Sublandlord and Subtenant warrant and represent that they have dealt with no real estate brokers in connection with this Sublease other than Jones Lang LaSalle Americas, Inc. (or an affiliate thereof) and CB Richard Ellis (or an affiliate thereof). No other brokers are entitled to any commission on account of this Sublease. The party who breaches this warranty will defend, hold harmless and indemnify the other from any loss, damage or expense, including reasonable attorneys’ fees, arising from the breach.

25. Non-Disclosure. Neither Sublandlord nor Subtenant shall publicize in a medium of general circulation available to the general public (e.g., trade journals, newspapers, radio, television, internet, etc.) the transaction evidenced by this Sublease. The foregoing prohibition is not applicable to disclosures required by applicable laws (including, but not limited to SEC disclosure requirements), disclosures made in connection with efforts to sell or finance the Building, or non-published statements made in the ordinary course of Sublandlord’s or Subtenant’s business.

26. Subordination. Subtenant acknowledges that Sublandlord has executed the Non-Disturbance and Attornment Agreement attached hereto as Exhibit E, and that this Sublease is subject to the provisions of that agreement, including the subordination provisions therein. Subtenant agrees to comply with the terms and provisions of that agreement to the extent that they apply to the Subleased Premises.

27. Counterparts; Signatures. This Sublease may be executed in any number of counterparts, all of which are considered one and the same Sublease notwithstanding that all parties hereto have not signed the same counterpart. Signatures of this Sublease which are transmitted by either or both electronic or telephonic means (including, without limitation, email) are valid for all purposes. Any party shall, however, deliver an original signature of this Sublease to the other party upon request.

28. Furniture. Subtenant shall have, as appurtenant to the Subleased Premises, the use of the furniture located in the Subleased Premises as of the Commencement Date (the “Furniture”) during the Term. Promptly after the Commencement Date, Sublandlord and Subtenant shall execute a furniture inventory which shall list the Furniture, substantially in the form attached hereto as Exhibit F (the “Furniture Inventory”). The Furniture is provided “AS-1S/WHERE IS” and without warranty by Sublandlord as to its condition or usability. Sublandlord shall maintain property insurance for the Furniture. Subtenant acknowledges that to the extent it deems appropriate Subtenant has inspected the Furniture and found the same to be in acceptable condition. Subject to Sublandlord’s insurance obligations herein, Subtenant shall repair and maintain the Furniture so that it will remain in the same condition as when delivered to Subtenant, ordinary wear and tear from proper use excepted. At the expiration or earlier termination of the Term, Subtenant shall return the Furniture to Sublandlord in the condition required hereunder. Notwithstanding the foregoing or anything to the contrary contained in this Sublease, during the Term, Subtenant shall have the right, at Subtenant’s sole cost, to disassemble any or all of the partitions located in the Subleased Premises as of the Commencement Date, Sublandlord shall, at Sublandlord’s sole cost, remove the same from the Subleased Premises, and such partitions shall no longer be designated as Furniture that Subtenant is required to maintain during the Term or return to Sublandlord at the expiration or earlier termination of the Term.

29. Parking. Subject to the terms and provisions of the Lease, Sublandlord shall provide Subtenant with thirteen (13) of Sublandlord’s unreserved parking spaces in a location reasonably acceptable to Sublandlord in the Garage and at the monthly rate charged from time-to-time under the Lease. Subtenant shall pay amounts due under this section for the parking spaces as Additional Rent to Sublandlord with Subtenant’s monthly payment of Gross Rent under this Sublease.

30. Sublandlord Covenants and Representations. Sublandlord covenants and agrees that Sublandlord: (i) shall cause all rent to be paid under the Lease as and when due and payable under the Lease; (ii) shall observe and perform the other terms, provisions, covenants and conditions of the Lease to be observed and performed by Sublandlord, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder; (iii) shall not voluntarily terminate the Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Lease and shall not amend the Lease in a manner adverse to Subtenant in any material respect; (iv) shall not take any action or fail to perform any act that results in a breach or default under the Lease to the extent any such failure to perform such act adversely affects the rights of Subtenant under this Sublease, including, without limitation, the right of Subtenant to receive all services, utilities, repairs and restorations to be provided by Landlord to Sublandlord under the Lease with respect to the Subleased Premises or the ability of Subtenant to seek or obtain the approval or consent of Landlord or the right of Subtenant to use and occupy the Subleased Premises for the purposes set forth in this Sublease.

Sublandlord represents to Subtenant that: (a) Sublandlord has not received any written notice of default under the Lease, except for any defaults that Sublandlord has cured and Landlord is no longer claiming to exist, and to the actual knowledge, without any investigation, of Sublandlord, Sublandlord is not in default of any of Sublandlord’s obligations under the Lease; (b) Sublandlord has not sent to Landlord any written notice stating that Landlord is in default of any of Landlord’s obligations under the Lease; (c) Sublandlord has not received any written notice that any work is required under the Lease or by applicable law to be done in the Subleased Premises; and (d) Sublandlord has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Subleased Premises.

31. Limited Liability. In no event shall the partners, principals, members, officers, stockholders, directors, employees or agents of either Sublandlord or Subtenant be personally liable for the performance of that party’s obligations under this Sublease.

32. Miscellaneous. If any provision of this Sublease is held by the final judgment of any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining portions or provisions must not be impaired or affected, and the rights and obligations of the parties must be construed and enforced as if this Sublease did not contain that certain part, term or provision held to be illegal, invalid or unenforceable. This Sublease constitutes the entire agreement between Sublandlord and Subtenant with respect to the Subleased Premises and may be amended or altered only by written agreement executed by both parties, and supersedes all prior agreements, whether written or oral, between the parties. This Sublease, and the rights and obligations of the parties hereto, must be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

33. Signage. Subtenant may install signage identifying Subtenant, which may include Subtenant’s corporate logo and colors, on the entrance door to the Subleased Premises and/or within the Subleased Premises, which signage shall be subject to Sublandlord’s and Landlord’s approval.

34. Card Access System. Subtenant shall have the right to install its own access controlled security system within the Subleased Premises, provided that: (i) Subtenant obtains all necessary governmental permits and approvals for such use, (ii) any such system shall be compatible with the existing Premises access control system and tied into the Premises’ fire alarm system, and (iii) the plans and specifications for any such system shall be subject to the prior approval of Sublandlord and Landlord in all respects (which approval Sublandlord shall not withhold in the event Landlord approved the same). The work to install any such security system shall be performed in accordance with Article IX of the Original Lease.

35. Security Deposit. Subtenant shall deliver to Sublandlord a clean, irrevocable letter of credit (the “Letter of Credit”) established in Sublandlord’s (and its successors’ and assigns’) favor in the amount of $588,666.00, subject to reduction as set forth herein, issued by a federally insured banking or lending institution reasonably acceptable to Sublandlord and in other form and substance reasonably acceptable to Sublandlord.

35.1

The Letter of Credit shall specifically provide for partial draws, shall be extended annually, without amendment, for additional one-year periods, shall have a term that commences on the Commencement Date and expires on the Expiration Date, and shall by its terms be transferable by the beneficiary thereunder.

35.2

If Subtenant fails to make any payment of rent or other charges due to Sublandlord under the terms of this Sublease, or otherwise Defaults hereunder, Sublandlord, at Sublandlord’s option, may make a demand for payment under the Letter of Credit in an amount equal to the amounts then due and owing to Sublandlord under this Sublease.

35.3

In the event that Sublandlord draws upon the Letter of Credit, Subtenant shall present to Sublandlord a replacement Letter of Credit in the full Letter of Credit amount satisfying all of the terms and conditions of this article within ten (10) business days after receipt of notice from Sublandlord of such draw. Subtenant’s failure to do so within such 10-business-day period will constitute a Default hereunder, and upon such Default, Sublandlord shall be entitled to immediately exercise all rights and remedies available to it hereunder, at law or in equity.

35.4	Provided Subtenant is not then in Default under this Sublease, the balance of the Letter of Credit shall reduce during the Term of this Sublease as follows:

Period	Letter of Credit Amount
Rent Year 2	$490,555.00
Rent Year 3	$392,444.00
Rent Year 4	$294,333.00
From the commencement of Rent Year 5 through January 31, 2027	$196,222.00

For purposes hereof, “Rent Year” shall mean a period of twelve (12) consecutive months commencing on the Rent Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Rent Commencement Date is not the first day of a month, then the second Rent Year shall commence on the first day of the month immediately following the first anniversary of the Rent Commencement Date.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

SUBLANDLORD UNITED HEALTHCARE SERVICES, INC., a Minnesota corporation		SUBTENANT DECIBEL THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Adam Wilford	By:	/s/ Steven H. Holtzman
Name: Adam Wilford Title: Vice President, Real Estate		Name: Steven H. Holtzman Title: President and CEO

Exhibit A

The Lease

(see attached)

Exhibit B

The Subleased Premises

The cross-hatched area represents an approximate depiction of the Subleased Premises. The furniture shown in the depiction is for illustration purposes only.

Exhibit C

Gross Rent Schedule

Period	RSF	Gross Rent Per RSF	Annual Gross Rent	Monthly Gross Rent
Rent Commencement Date to January 31, 2020	16,940	$69.50	$1,177,330.00	$98,110.83
February 1, 2020 to January 31, 2021	16,940	$70.50	$1,194,270.00	$99,522.50
February 1, 2021 to January 31, 2022	16,940	$71.50	$1,211,210.00	$100,934.17
February 1, 2022 to January 31, 2023	16,940	$72.50	$1,228,150.00	$102,345.83
February 1, 2023 to January 31, 2024	16,940	$73.50	$1,245,090.00	$103,757.50
February 1, 2024 to January 31, 2025	16,940	$74.50	$1,262,030.00	$105,169.17
February 1, 2025 to January 31, 2026	16,940	$75.50	$1,278,970.00	$106,580.83
February 1, 2026 to January 31, 2027	16,940	$76.50	$1,295,910.00	$107,992.50

Exhibit D

Direct Deposit Instructions

Exhibit E

The Non-Disturbance and Attornment Agreement

(see attached)

Exhibit F

Furniture Inventory

Date:

This Furniture Inventory is being provided pursuant to that certain Sublease Agreement dated as of                                      (the “Sublease”) by and between United HealthCare Services, Inc., a Minnesota corporation (“Sublandlord”), and Decibel Therapeutics, Inc., a Delaware corporation (“Subtenant”).

The parties to the Sublease desire to confirm that the following shall be the Furniture (as such term is defined in Section 28 of the Sublease):

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Furniture Inventory as of the day and year first above written.

SUBLANDLORD	SUBTENANT

UNITED HEALTHCARE SERVICES, INC., a Minnesota corporation	DECIBEL THERAPEUTICS, INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title: